UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2017

GUESS?, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11893	95-3679695
(Commission File Number)	(IRS Employer Identification No.)

1444 S. Alameda Street, Los Angeles, California 90021
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code): (213) 765-3100

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Guess?, Inc. (the “Company”) previously entered into an employment agreement, dated January 26, 2016, with Paul Marciano, the Company’s Executive Chairman and Chief Creative Officer (the “Marciano Employment Agreement”), an employment agreement, dated July 7, 2015, with Victor Herrero, the Company’s Chief Executive Officer (the “Herrero Employment Agreement”), and an offer letter, dated July 18, 2013, with Sandeep Reddy, the Company’s Chief Financial Officer (the “Reddy Offer Letter”). On April 28, 2017, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company approved, and the Company entered into, a letter agreement with Mr. Marciano amending the Marciano Employment Agreement (the “Marciano Letter Agreement”), a letter agreement with Mr. Herrero amending the Herrero Employment Agreement (the “Herrero Letter Agreement”), and an amended offer letter with Mr. Reddy (the “Amended Reddy Offer Letter”).
The Marciano Letter Agreement provides that, effective January 29, 2017, Mr. Marciano will be entitled to base salary at an annual rate of $950,000. The Marciano Letter Agreement also provides that effective with Fiscal Year 2018, Mr. Marciano’s target annual cash bonus will be reduced from 400% of his base salary to 263% of his base salary, with potential payments based on performance ranging from 0% to 150% of the target bonus. The Marciano Employment Agreement will otherwise remain in effect, as modified by the Marciano Letter Agreement.
The Herrero Letter Agreement provides that effective with Fiscal Year 2018, Mr. Herrero’s target annual equity award will be not less than 233% of his base salary. The Herrero Employment Agreement will otherwise remain in effect, as modified by the Herrero Letter Agreement.
The Amended Reddy Offer Letter continues Mr. Reddy’s employment on terms substantially similar to those of the Reddy Offer Letter, except as noted in this paragraph. The Amended Reddy Offer Letter provides that Mr. Reddy’s base salary will remain at his current annual rate of $525,000. Mr. Reddy remains entitled to participate in the Company’s Executive Bonus Program, which may include both cash and long term equity incentives, with his annual cash incentive target remaining at his current cash incentive target of 75% of his base salary, subject to the terms and conditions established for such incentives each year. If Mr. Reddy’s employment is terminated by the Company other than for “cause,” and other than due to his death or disability, or if Mr. Reddy should terminate his employment for “good reason” (as such terms are defined in the Amended Reddy Offer Letter, such terminations each a “Qualifying Termination”), Mr. Reddy will be entitled to receive, subject to his execution of a release agreement and his adherence to certain restrictive covenants in favor of the Company, a severance benefit equal to one times his annual base salary then in effect, payable over twelve months in accordance with the Company’s normal severance practices. If Mr. Reddy has a Qualifying Termination upon or within eighteen months following a “change in control” of the Company (as such term is defined in the Amended Reddy Offer Letter), Mr. Reddy will be entitled to receive, in lieu of the severance benefit described above, subject to his execution of a release agreement and his adherence to certain restrictive covenants in favor of the Company, a severance benefit equal to (i) a lump sum payment equal to one and one-half times the sum of his annual base salary and target annual cash incentive then in effect, (ii) a pro-rata portion of his annual cash incentive then in effect, payable at the time bonuses are paid to other senior executives, and (iii) payment or reimbursement of premiums to continue medical coverage for Mr. Reddy and his dependents for up to twelve months.
The foregoing descriptions of the Marciano Letter Agreement, the Herrero Letter Agreement, and the Amended Reddy Offer Letter are qualified in their entirety by reference to the full text of each of the Marciano Letter Agreement, the Herrero Letter Agreement, and the Amended Reddy Offer Letter, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Letter agreement regarding amendment to Employment Agreement dated April 28, 2017 between the Company and Paul Marciano.

10.2	Letter agreement regarding amendment to Employment Agreement dated April 28, 2017 between the Company and Victor Herrero.

10.3	Amended and restated offer letter dated April 28, 2017 between the Company and Sandeep Reddy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Guess?, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2017	GUESS?, INC.

	By:	/s/ Victor Herrero
Victor Herrero
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter agreement regarding amendment to Employment Agreement dated April 28, 2017 between the Company and Paul Marciano.

10.2	Letter agreement regarding amendment to Employment Agreement dated April 28, 2017 between the Company and Victor Herrero.

10.3	Amended and restated offer letter dated April 28, 2017 between the Company and Sandeep Reddy.